Exhibit 99.1

FOR IMMEDIATE RELEASE:

Audience Appoints Eitan Medina as Vice President of Engineering

MOUNTAIN VIEW, Calif. – Jun. 19, 2012 – Audience, Inc. (NASDAQ: ADNC), the leading provider of intelligent voice and audio solutions that improve voice quality and the user experience in mobile devices, today announced that it has appointed Eitan Medina as its new Vice President of Engineering.

In this role, Mr. Medina assumes overall responsibility for engineering and product development at Audience. He will oversee the realization of the company’s revolutionary technology within world class products, and will be responsible for the optimal allocation of technology and engineering resources to meet customer requirements and hit market windows.

“The mobile device is central to today’s connected and social world, and voice is becoming our most powerful means of interface and interaction with these devices,” said Peter Santos, president and chief executive officer, Audience. “Driving our technology roadmap and product execution to respond to these market demands is critical to our success—Eitan’s strong track record in defining and delivering to market cutting-edge technologies will be a key asset for Audience. I am delighted to welcome him to the executive team.”

440 Clyde Ave., Mountain View, CA 94043, phone: +1 650.254.2800, fax: +1 650.254.1440, www.audience.com

Audience Appoints Eitan Medina as Vice President of Engineering

Mr. Medina joins Audience from Cavium Networks where he was vice president of engineering. Prior to this, he spent 10 years at Marvell Technology Group, most recently as vice president of cellular engineering, where he led the design and development of the company’s 2G/3G/4G UMTS modem and communications processors. In this role, he worked hand in hand with the world’s leading smartphone manufacturers, and helped achieve revenue growth for the product line that enabled it to become the company’s primary mobile business. Prior to Marvell, he held executive and senior level positions at Galileo Technology, acquired by Marvell Semiconductor, and Digital Equipment Corporation.

For more information on earSmart Advanced Voice processors from Audience, please go here.

About Audience

Audience is the leading provider of intelligent voice and audio solutions that improve voice quality and the user experience of mobile devices. Its family of earSmart™ intelligent voice processors is based on the processes of human hearing, to suppress background noise and enhance mobile voice quality. Audience’s technology substantially improves the mobile voice experience, while also improving the performance of speech-based services, and enhancing audio quality for multimedia. Audience earSmart™ processors are featured in mobile devices from leading providers in Asia-Pacific, Europe and the U.S. The company is based in Mountain View, California. For more information, see www.audience.com.

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For more information, contact:

Andrew Humber

Audience, Inc.

650-254-2973

ahumber@audience.com